EXHIBIT 99

                              [Wintrust Letterhead]


FOR IMMEDIATE RELEASE
---------------------
October 26, 1999


FOR MORE INFORMATION CONTACT:

Edward J. Wehmer, President/CEO--Wintrust Financial Corporation, (847) 615-4096 David A. Dykstra, CFO -- Wintrust Financial Corporation, (847) 615-4096
John Leopold, President/CEO -- Tricom, Inc., (414) 410-2200


                    WINTRUST FINANCIAL CORPORATION ANNOUNCES
                       CLOSING OF TRICOM, INC. ACQUISITION
                       -----------------------------------

     LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation (Wintrust) (Nasdaq:
WTFC) announced today the completion of its previously announced pending acquisition of Milwaukee-based Tricom, Inc. (Tricom), a financial and administrative service bureau to the staffing industry. Wintrust's wholly-owned subsidiary, Hinsdale Bank and Trust Company (Hinsdale), acquired 100% of the common stock of Tricom as of the effective date of October 1, 1999.

     Tricom provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to clients in the temporary staffing industry. Tricom currently has clients located nationally that provide temporary staffing services to a diversified client base. On an annualized basis, it currently finances and processes payrolls with associated billings in excess of $200 million and generates revenues of nearly $7 million. Historically, Tricom has had minimal credit losses associated with its business.

     This acquisition will, by virtue of the funding resources of Hinsdale and Wintrust, provide Tricom with additional capital needed to expand its lending services in a national market. Tricom revenue is derived primarily from interest income from lending activities and fee revenue from administrative services provided to its clients. The acquisition is consistent with Wintrust's stated strategy of adding a variety of diversified earning asset and fee-based business niches to augment its community-based banking revenues.

     The purchase price was comprised of part cash and part stock, including the issuance of 227,635 shares of Wintrust Financial Corporation Common Stock. The transaction was recorded using the purchase method of accounting.

                                    - more -

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     Tricom will operate as a wholly-owned subsidiary of Hinsdale, which is a state chartered, Federal Reserve member commercial bank that provides depository, lending, safe deposit and other general banking services.

     Wintrust is a financial services holding company whose common stock is traded on the Nasdaq Stock Market[SM] under the ticker symbol "WTFC". Its six suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank and Trust Company, Hinsdale Bank and Trust Company, North Shore Community Bank and Trust Company in Wilmette, Libertyville Bank and Trust Company, Barrington Bank and Trust Company, N.A., and Crystal Lake Bank and Trust Company, N.A.. The banks also operate facilities in Lake Bluff, Glencoe, Winnetka, Clarendon Hills, Western Springs and Skokie, Illinois. The Company's finance subsidiary, First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wintrust Asset Management Company, N.A., a trust and investment subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Currently, Wintrust operates a total of 24 banking offices and is in the process of constructing one additional branch facility. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.


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